Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sify Technologies Limited

We consent to the incorporation by reference in the registration statement (No. 333-165248) on Form S-8 of Sify Technologies Limited and its subsidiaries (the ‘Company’) of our report dated July 28, 2021 with respect to the consolidated statements of financial position of Sify Technologies Limited as of March 31, 2021 and March 31, 2020 and related consolidated statements of income, comprehensive income, changes in equity and cash flows for the three years ended March 31, 2021, March 31, 2020 and March 31, 2019 and the effectiveness of internal control over financial reporting as of March 31, 2021, which report appear in the March 31, 2021 annual report on Form 20-F of Sify Technologies Limited.

/s/ ASA & Associates LLP

ASA & Associates LLP

Independent Registered Public Accounting Firm

Chennai, India

July 28, 2021